Exhibit 99.1

AGL Capital Corporation Announces Public Offering of $300 Million of Senior Notes

ATLANTA, Aug. 5 – AGL Capital Corporation, a wholly owned financing subsidiary of AGL Resources Inc. (NYSE: AGL), announced it is offering $300 million of 10-year senior notes at an interest rate of 5.25%. The company estimates that the net proceeds from the offering will be approximately $297 million. The senior notes will mature on August 15, 2019. AGL Resources intends to use the net proceeds from the sale of the senior notes to repay a portion of its short-term debt.

The transaction is expected to close on or about August 10, 2009. Goldman, Sachs & Co., SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are the joint book-running managers for the offering.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities. Any such offer will be made only by means of a prospectus. Potential investors should read the prospectus and prospectus supplement carefully before making any investment decision. A copy of the preliminary prospectus relating to the offering may be obtained from the underwriters and is available on the internet at www.sec.gov.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership currently, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana.

Forward-Looking Statements

Certain expectations referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts, and because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would,” or similar expressions. Forward-looking statements contained in this press release include, without limitation, the expected closing date and use of proceeds of the notes offering. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; general economic conditions; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.